PURCHASE AND SALE AGREEMENT

THIS AGREEMENT CONTROLS THE TERMS FOR CONVEYANCE

OF REAL PROPERTY - READ CAREFULLY BEFORE SIGNING

Kennewick, Washington

November 25, 2013

T3 Ag Investments, LLC, a Washington limited liability company ("Purchaser"), hereby offers to purchase from Bubby T, LLC, a Washington limited liability company ("Seller"), all that certain real property and improvements described herein, on the terms set forth below in this Purchase and Sale Agreement (the “Agreement”).

1.          PROPERTY. Those certain parcels of real property (the “Land” or the “Property”) located in Sections 6 and 7 (parcel  numbers 320806430002, 320806410001 and 320807110002), Township 8 North, Range 32 East, within Walla Walla County, state of Washington, consisting of 140.95 acres, more or less, as to which there are no water rights. The Land is legally described in Exhibit A hereto, which is incorporated herein as if fully restated at length.

TOGETHER WITH all fixtures and appurtenant additions (“the Improvements”) if any, to the Property.

TOGETHER WITH all incorporeal rights in the Property (“the Incorporeal Rights”), including, without limitation, all mineral rights, if any are owned by the Seller, privileges, permits, licenses and easements owned by Seller in regard to the property.

If the legal description of the Property is erroneous, inaccurate or incomplete, the parties authorize the Closing Agent to correct the legal description to conform to the description disclosed by the preliminary commitment for Title Insurance; provided, however, that such correction shall not cause a reduction or increase of more than three percent (3%) in the total number of acres to be conveyed to Purchaser hereunder, and in the event of an acreage reduction or increase greater than said 3%, this Agreement shall be voidable at the option of the party against whom the disparity would otherwise operate.

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2.          PRICE AND TERMS OF PAYMENT. The purchase price for the Purchased Assets is the sum of SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00), in cash or certified funds denominated in the currency of the United States of America.  On the Closing Date, Purchaser shall pay to Seller the entire purchase price.

3.          ACCEPTANCE OF OFFER. Purchaser's offer may be accepted and executed by Seller on or before the 31st day of December, 2013, at 5:00 p.m., unless this offer is sooner withdrawn by Purchaser. If Seller does not accept this offer on or before said date and time, it shall thereupon be deemed canceled and have no further force or effect.

4.          EARNEST MONEY. Upon Seller accepting this offer as required above, Purchaser shall immediately deposit with Chicago Title Insurance Company ("the Closing Agent") the sum of Twenty-five Thousand Dollars ($25,000.00), in the form of a check paid or delivered as "Earnest Money", which shall be a credit against the purchase price at Closing for the purchase of the Purchased Assets. The Earnest Money shall be forfeited to Seller only if Purchaser fails without legal cause to close pursuant to the terms of this Agreement. The Earnest Money is otherwise subject to refund to Purchaser. Neither forfeiture nor refund of the earnest money shall be exclusive remedies in the event of a breach of this Agreement.

5.          PURCHASER'S REVIEW PERIOD.   Within thirty (30) days after the acceptance and execution of this Agreement ("Execution Date"), Seller shall, at its sole cost and expense, provide to Purchaser correct and complete copies of all of the documents referred to in the Preliminary Commitment for Title Insurance (the “Title Commitment”). Within 10 business days after the Execution Date, Seller shall, at its sole cost and expense, provide to Purchaser in orderly fashion at Seller’s office correct copies of all contracts encumbering or benefiting the Real Property or that affect in a material way the use thereof  (“the Contracts”), together with a complete list describing the Contracts. The Contracts shall include, without limitation, all legal and authoritative substantiation, permits or other documentation involving water rights or usage, all other material permits, applications or contractual obligation for the placement of the Land or any part thereof in any local, state or federal agricultural or farming program, and all leases of the Property or any part thereof. Said list shall be attached to this Agreement as Exhibit B upon approval thereof by Purchaser and shall be incorporated herein as if fully restated at length. The parties agree it is a material term of this Agreement that Seller timely provide the title documents and the Contracts to Purchaser.

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Purchaser shall have sixty (60) days from the Execution Date to review the Title Commitment and the Contracts at its sole cost and expense (the “Inspection Period”).   On or before the end of the Inspection Period, Purchaser shall give notice to Seller specifying any objectionable terms in the Title Commitment or the Contracts, but only if (i) those terms materially and adversely affect the Real Property or Purchaser’s intended use thereof, or (ii) the document or the Contract is a title defect or encumbrance, or a lease, the terms of which are not acceptable to Purchaser, and which is not a Permitted Encumbrance under Section 8 of this Agreement. If no such notice of objections is given on or before the end of the Inspection Period, Purchaser, without regard to knowledge, shall have waived any objections to the terms of the Title Commitment and the Contracts except as otherwise specifically provided in this Agreement. If Seller receives timely notice from Purchaser of an objection to any such terms, Seller shall within five (5) business days of receipt of such notice (“Seller’s Response Period”) give notice to Purchaser that it will cure the term on or before Closing, or that Seller will not do so.  If Seller refuses to cure any such term or fails to do so before Closing, Purchaser may waive such term and proceed to Closing or terminate this Agreement as Purchaser’s sole remedy.

Purchaser and Seller agree that this transaction is contingent upon: (1) Purchaser obtaining financing upon terms thereof acceptable to Purchaser; and (2) the simultaneous closing of the sale of land described on attached Exhibit C to Purchaser from Snake River Vineyards.

6.          ALLOCATION OF PURCHASE PRICE.  The parties agree that the purchase price be allocated among the components of the Property as follows:

PERSONAL PROPERTY	$0

LAND	$700,000

TOTAL PRICE:	$700,000

7.          CLOSING /CLOSING AGENT. The closing (the “Closing”) shall take place on or after the 1st day of April, 2014, or at Purchaser’s option, such earlier date as determined by Purchaser in the offices of Chicago Title Insurance Company, Kennewick, Washington (“the Closing Agent”). In no event shall Purchaser have the option to close prior to January 2, 2014.

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8.          TITLE; DEED; BILLS OF SALE. On the Closing Date, title of Seller to the Real Property shall be marketable and shall be conveyed by Statutory Warranty Deed, free of all encumbrances or defects, except: (i) rights reserved in federal patents, building or use restrictions consistent with current zoning (other than government platting and subdivision requirements), utility easements, and other easements not inconsistent with agricultural and associated storage use by Purchaser, and (ii) any lease that is accepted in writing by Purchaser and assigned in writing to Purchaser at Closing, (collectively, the “Permitted Encumbrances”). Title to Personal Property and Fixtures, if any, shall be conveyed by appropriate bills of sale or such other documents of transfer free and clear of encumbrances and defects of title except Permitted Encumbrances. Encumbrances and defects that are not Permitted Encumbrances shall be discharged by Seller from the purchase money payable to it by Closing Agent at Closing.  Seller and Purchaser shall deposit with Closing Agent all instruments, documents and monies necessary to complete this sale in accordance with this Agreement.

9.          TITLE INSURANCE. Seller has at its cost furnished to Purchaser a preliminary commitment for title insurance issued by Chicago Title Insurance Company for the full amount of the purchase price for Real Property.  As soon as practical after Closing, Seller shall cause Chicago Title Insurance Company to deliver to Purchaser an ALTA standard form Owner's Policy of Title Insurance issued pursuant to the Title Commitment.  The Title Insurance shall insure the Property as provided in Section 8 hereof.  Purchaser shall pay for all additional endorsements that it may order in connection with the purchase of the Property.

10.         POSSESSION, RISK OF LOSS.  Purchaser shall be entitled to possession of the Purchased Assets at Closing. Seller shall maintain the Purchased Assets in their present condition, reasonable wear and tear from normal usage excepted, until the Closing. Seller shall bear all risk of loss until Closing. If any of the Purchased Assets are materially and adversely affected by fire or casualty, or made subject to a condemnation proceeding or threat thereof, Purchaser may by notice to Seller decline to close and may terminate this Agreement; or Purchaser may elect to proceed to close, in which event, from the date of said election, Purchaser shall have (and this Agreement shall constitute evidence that Purchaser does have): (i) all right, title and interest in and all rights of negotiation, settlement, claim or litigation arising from or associated with any condemnation proceeding or award, and (ii) all of Seller’s rights in any  insurance proceeds payable on account of any fire or casualty.

11.         CLOSING COSTS. The costs of Closing, excluding the purchase price, real and personal property taxes and proratable items to be deposited by cashier's check with Closing Agent, shall be borne by the parties as follows:

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	SELLER	PURCHASER	SPLIT
Title Insurance Premium	X
Excise Tax	X
Sales or Use Tax (if any)		X
Closing Fees			X
Recording Fees		X

12.         ITEMS TO BE PRORATED. Real property and personal property taxes and assessments shall be prorated as of Closing.

13.         RIGHTS OR OBLIGATIONS CONCERNING GROWING CROPS.

The parties agree that from and after Closing, Purchaser shall own all crops being grown on the Property. Purchaser shall reimburse Seller or Seller’s tenant, as applicable, at closing for their respective growing costs incurred prior to closing.

14.         SELLER’S REPRESENTATIONS AND WARRANTIES. In addition to the limited warranties of title contained in Section 8 hereof, Seller represents and warrants to its knowledge:

A.	The Seller has disclosed and the Purchaser has accepted that there are certain improvements that are a part of the Property, but which are not owned by the Seller, but rather owned by Snake River Vineyards, a Washington joint venture. Such improvements include the apple tree plantings, irrigation equipment, water rights and a pipeline easement for irrigation water which runs underground to this Property, across the property of third parties, and originating from property of Snake River Vineyards nearby. These improvements that are owned by Snake River Vineyards (hereinafter the “Snake River Vineyards Improvements”) are included for purchase by the Purchaser under the terms of a separate purchase and sale agreement which will be closing contemporaneously between Snake River Vineyards as the seller thereunder and this Purchaser.

B.	As of Execution Date, the Improvements, if any, that are part of the Property, are in working order;

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C.	Seller has not received notice that any Improvements, Personal Property or Fixtures, if any, have been damaged so as to render them inoperable, or that it is a party to any law suit or order of a court or governmental body that would materially interfere with its ability to consummate the Purchase and Sale Agreement;

D.	Seller has not stored or deposited any substance classified as a hazardous substance as defined under RCW 70.105D.020(7) in violation of any local, state, or federal statute, regulation or order or in a manner inconsistent with the instructions from the manufacturer pertaining to such substance and has no knowledge that any other person has stored or deposited same in violation of any local, state, or federal statute, regulation or order or in a manner inconsistent with the instructions from the manufacturer pertaining to such substance;

E.	There is no pending condemnation or similar proceeding affecting the Property or any portion thereof, and Seller has not received notice that any such proceeding is contemplated;

F.	Seller has complied in all material respects with legal requirements of its ownership and use of the Property.

G.	As to the Contracts, (i) the Contracts are the only Contracts that affect or otherwise give rights or possessory interests in the Property other than contracts that may be terminated without penalty or obligation to Purchaser and upon thirty (30) days’ notice, (ii) Seller has not received notice of any defense, set-off, claim or counterclaim, suspension or revocation affecting said Contracts, or any of them; (iii) with respect to any Contract requiring a payment or other form of performance by the other party to said Contract, there has been no prepayment or advance performance thereunder; and (iv) the Contracts are not in default;

H.	Closing will not violate any law or court or governmental order to which the Property or Seller is subject or the terms of any Contract;

I.	There are no persons, other than Seller and persons that are parties to the Contracts, or Purchaser, in possession of the Property, other than Snake River Vineyards, the tenant now farming the Property;

J.	Seller(s) who are not individuals, are duly authorized corporations, limited liability companies or trusts in good standing under Washington law;

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K.	This Agreement and Seller’s performance hereof have been duly authorized by the Owners, Members and Manager, respectively and At Closing, Seller shall provide a resolution of its Company(ies) or entities authorizing Seller to enter into this transaction and indicating that this transaction is fully binding upon the Seller and its entities.;

L.	This Agreement is binding upon Seller in accordance with its terms;

M.	Seller is engaged in commercial agriculture;

N.	The Janet L. Taggares Marital Trust is the sole member of the Seller.

Except as otherwise specifically provided in this Agreement, Purchaser accepts the Purchased Assets and title thereto AS IS and WITH ALL FAULTS, and there are no implied warranties or representations by Seller respecting same. For purposes hereof, Seller’s knowledge means the actual current knowledge of Janet L. Taggares and Tom Dickey,. Where a representation or warranty refers to notice, it shall mean receipt of written notice from the governmental agency or contract party. If Purchaser has knowledge that any representation or warranty of Seller contained herein is not true at Closing, fails to give notice thereof to Seller prior to Closing Date while Purchaser has an opportunity to terminate this Agreement and thereafter Closes, that representation or warranty shall have no further force and effect.   Representations shall survive Closing by twelve (12) months and shall thereafter be without legal force and effect unless suit is brought by Purchaser respecting a breach thereof within such twelve (12) month period, but this limitation shall not apply to any warranty contained in this Agreement, or to any false representation made in this Agreement, with actual knowledge of its falsity.  Each representation shall be true as of  Closing.

15.         PURCHASER’S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants:

A.	This Agreement is binding upon Purchaser in accordance with its terms; and

B.	Purchaser is engaged in commercial agriculture.

If Seller has notice that any representation of Purchaser contained herein is not true at Closing, fails to give notice thereof to Purchaser prior to Closing Date with opportunity to terminate this Agreement and thereafter closes, that representation shall have no further force and effect.  Representations shall survive Closing by twelve (12) months and shall thereafter be without legal force and effect unless suit is brought by Seller respecting a breach thereof within such twelve (12) month period, but this limitation shall not apply to any warranty contained in this Agreement, or to any false representation contained in this Agreement, made with actual knowledge of its falsity.  Each representation shall be true as of Closing.

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16.         DEFAULT. If either Purchaser or Seller defaults, the non-defaulting party may seek rescission, specific performance or damages. If the Seller changes its decision to sell for any reason not allowed under this Agreement, then the Seller shall immediately reimburse Purchaser for all its reasonable fees, expenses and costs spent or incurred in furtherance of this transaction. The preceding sentence shall not apply to any termination of this Agreement that is otherwise permitted by its terms.

17.         PURCHASER'S ACCESS. Purchaser, its agents or contractors, if any, shall have the right upon reasonable notice to have access to the Property from time to time prior to Closing. Purchaser shall repair any damage to the Property resulting from Purchaser’s entry onto the property pursuant to this Section and shall defend, indemnify, and hold harmless Seller from any third party claims resulting from such entry by Purchaser, its contractors, agents or employees.

18.         SURVIVAL. All warranties, representations, indemnities and agreements contained herein or arising out of the sale of the Property by Seller to Purchaser shall survive the delivery and recordation of the Statutory Warranty Deed, the payment and delivery of the Purchase Price, and the Closing of the purchase and sale of the Property, but with respect to representations and warranties set forth in Sections 14 and 15 hereof, and the provisions governing confidentiality and use of information set forth in Section 31 hereof, such shall survive only in accordance with their respective terms.

19.         COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original, and all of which together shall constitute one and the same instrument.

20.         INVALID PROVISIONS. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected hereby.

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21.         FURTHER ACTS. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Seller and Purchaser agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

22.         NOTICES. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered when actually received, or earlier and regardless of actual receipt (except where receipt is specified in this Agreement), upon the expiration of three (3) days following its deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the addressee at its address set forth below, or at such other address as such party may have specified therefor by notice delivered in accordance with this Section and actually received by addressee.

If to Seller:	Bubby T, LLC,
Attention: Tom Dickey
330 E Stratford-on-Avon
Othello, WA 99344
If to Purchaser:
T3 Ag Investments, LLC
Attention: Peter Taggares, IV
17855 Washington 124
Burbank, WA 99323

The parties agree that where notice is for a period of less than ten (10) days, it may be delivered electronically, if followed immediately by a mailing meeting the requirements hereof. Electronic delivery shall be deemed effective when transmitted if confirmation of the transmission is received by the sender at the time of the transmission.

23.         TIME. Unless otherwise expressly provided herein, any period of time specified in this Agreement shall expire at 5:00 p.m., Pacific Time, on the last calendar day of the specified period of time.

24.         SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns.

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25.         BROKERS. Seller and Purchaser warrant that neither has entered any agreement by which a commission or compensation will become due to any finder, broker or real estate agent in connection with this Agreement or the conveyance of the Property.

26.          NO ASSUMPTION OF SELLERS’ LIABILITIES. Purchaser shall not be deemed to have assumed any liability, known or unknown, of Seller by virtue of this Agreement unless such liability is an Assumed Encumbrance under this Agreement or is expressly assumed in writing by Purchaser in a further document executed at or before Closing.

27.         NO WAIVER. The waiver by either party of the performance of any covenant, condition or promise, including the time for performance thereof on the part of the other party, shall not invalidate this Agreement, nor shall it be considered to waive the full and timely performance of any other covenant, condition or promise contained herein. The exercise of any remedy provided by law or by this Agreement shall not exclude any other remedy, unless it is expressly excluded herein.

28.         TIME OF ESSENCE. Time is of the essence of each and every covenant, condition and agreement of this Agreement.

29.         APPLICABLE LAW; VENUE; ATTORNEY’S FEES AND COSTS. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington. The venue of any action brought to interpret or enforce this Agreement shall be laid in Walla Walla County.  In any action, which may be brought to enforce or interpret this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

30.         ENTIRE AGREEMENT. This Agreement, with Exhibits and Recitals contain the entire agreement of the parties hereto and supersedes all of their previous understandings and agreements, written and oral, with respect to the subject matter hereof. This Agreement may be amended only by written instrument executed by Seller and Purchaser or their lawful successors and assigns subsequent to the date hereof.

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31.         CONFIDENTIALITY AND NONINTERFERENCE.  The parties recognize that, during the term of this Agreement, Purchaser will have access to, be provided with or otherwise discover confidential information about the Purchased Assets, Seller’s operation thereof, and the Contracts, during the course of its due diligence.  Purchaser covenants that it will maintain the confidentiality of all such confidential information that it receives from Seller or its agents, or otherwise discovers based upon its due diligence investigation of the Purchased Assets. To the extent any condition contrary to Section 14C of this Agreement is discovered by Purchaser during such due diligence, Purchaser shall provide notice and if such information is embodied in any document, a copy thereof, to Seller.  If Closing does not occur, Purchaser shall return all documents provided by Seller without retaining a copy thereof and will destroy all other information about Seller’s operation, the Purchased Assets, and the Contracts discovered by Purchaser in due diligence without retaining a copy thereof. Upon request from Seller, Purchaser shall certify compliance herewith to Seller, in a document reasonable in form and content and furnished by Seller.  If Closing does not occur, Purchaser shall have used confidential information provided by Seller or otherwise discovered during due diligence only for purposes of such due diligence investigation of the Purchased Assets by Purchaser and exclusively for purposes of determining whether Purchaser would purchase the same. Purchaser shall cause no business interruption to Seller and shall not contact any vendor, service provider, employee or customer of Seller, Renter or regulatory agency with authority over the Purchased Assets, except during such due diligence and for purposes thereof and with prior notice to Seller, it being understood, however, that the purpose of this Section is to prevent unfair use of confidential information and solicitation of Seller’s employees, and that this Agreement shall not restrict contact between Purchaser and any person or regulatory authority in regard to Purchaser’s own ongoing business and regulatory affairs. Purchaser agrees that no confidential information provided by Seller to Purchaser pursuant to this agreement, or developed by Purchaser in furtherance of its due diligence investigation of the Purchased Assets, will be disclosed to anyone other than to Purchaser’s employees, consultants, investors, attorneys, accountants and lender, and will be used solely by Purchaser to evaluate whether to purchase the Purchased Assets and for no other purpose, unless otherwise required by law.  Purchaser shall provide a copy of this Section 31 of this Agreement to each such person and shall instruct each to abide by the provisions hereof. Purchaser agrees that Seller shall be entitled to specific performance with respect to the enforceability of Purchaser’s obligations of confidentiality and Purchaser’s agreement of confidentiality herein, and grants to Seller the right to specifically enjoin or restrain such action should Purchaser breach this provision. The remedies provided herein shall not be exclusive, and in any action concerning the matters set forth in this Section the prevailing party shall be entitled to reasonable attorneys’ fees and costs. This Section 31 shall survive any termination of this Agreement.

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32.         Caption.         All captions or subtitles used herein are intended solely for convenience of reference and shall in no way limit or broaden any of the provisions of this Agreement.

33.         Cooperation.    All parties hereto agree to fully cooperate in all matters related to or arising out of this Agreement.

34.         Scrutiny.  This Agreement has been submitted to the scrutiny of all parties and their respective legal counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof without consideration or weight being given to its being drafted by or for one of the parties.  If in fact one of the parties has not submitted this Agreement to the scrutiny of their legal counsel, such party stipulates that, despite having had the opportunity to do so, they waived the same and elected to proceed without the benefit of such legal review.

Dated this 25th day of November, 2013.

PURCHASER:		SELLER:
T3 AG INVESTMENTS, LLC,		BUBBY T, LLC

By:	/s/ Peter J. Taggares IV	By:	/s/ Tom Dickey
Peter J. Taggares IV, Manager		TOM DICKEY, Manager

By: The Janet L. Taggares Marital Trust, its sole member

		By:	/s/ Janet L. Taggares
JANET L. TAGGARES, Trustee

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EXHIBITS

EXHIBIT A – LEGAL DESCRIPTION OF LAND PURCHASED

EXHIBIT B – CORRECT COPIES OF ALL CONTRACTS ENCUMBERING OR BENEFITTING THE PROPERTY OR THAT AFFECT IN A MATERIAL WAY THE USE THEREOF, INCLUDING, BUT NOT LIMITED TO, LEASES. COPIES SHALL INCLUDE, WITHOUT LIMITATION, ALL LEGAL AND AUTHORITATIVE SUBSTANTIATION TOGETHER WITH A COMPLETE LIST DESCRIBING THE CONTRACTS.

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